UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2025 (November 6, 2025)

NATIONAL HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13489 (Commission File Number)	52-2057472 (I.R.S. Employer Identification No.)

100 Vine Street Murfreesboro, Tennessee (Address of Principal Executive Offices)		37130 (Zip Code)

Registrant’s telephone number, including area code: (615) 890-2020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.1 par value	NHC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 5.02.     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 6, 2025 (the “Effective Date”), the Board of Directors (“Board”) of National HealthCare Corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board and by unanimous vote of the Board, appointed Dr. Lisa Piercey to serve as a director as of the Effective Date. Dr. Piercey will be a Class 1 Director and it is intended that she will be a nominee for election to the Board for a three (3) year term at the Company’s 2026 Annual Meeting of the Shareholders.

The Board determined that Dr. Piercey is an independent director as defined by Section 803 of the NYSE American Company Guide. The Board has also appointed her to serve on the Company’s Audit Committee. There are no arrangements or understandings between Dr. Piercey and any other persons, pursuant to which she was appointed as a director and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Dr. Piercey will receive the Company’s standard non-employee director compensation as described in its 2025 Proxy Statement. In connection with her service on the Board, Dr. Piercey and the Company will enter into the Company’s standard director and officer indemnification agreement.

Lisa Piercey, MD, MBA, is the founder and managing partner of Tristela Capital Partners, a lower middle market healthcare investment firm. She holds both operational and governance roles throughout the portfolio, including as Chairman of the Board for Tristela Capital Partners and LTL Healthbreak. Before founding Tristela in 2023, Dr. Piercey served on Governor Bill Lee’s Cabinet as Commissioner of Health for the State of Tennessee, managing a $700 million budget and over 4,300 employees, and leading the state’s response to the COVID-19 pandemic. Prior to her appointment as the Tennessee Commissioner of Health, she served as the Executive Vice President of West Tennessee Healthcare, a $1.1 billion not-for-profit health system, where she focused on access to cost-effective care for rural and underserved populations. Dr. Piercey is certified by the American Board of Pediatrics in both General Pediatrics and Child Abuse Pediatrics and volunteers on the boards of multiple non-profit organizations, including Lipscomb University, Aspell Recovery Center, and TheCo Entrepreneur Center.

As previously announced on Current Form 8-K filed on September 26, 2025, R. Michael Ussery, the Company’s President and Chief Operating Officer, announced that he intends to retire from the Company effective December 31, 2025. On November 6, 2025, the Board of Directors of the Company decided that Stephen F. Flatt, who has served as the Company’s Chief Executive Officer (CEO) since January 1, 2017, will serve as both CEO and President of the Company effective immediately upon the retirement of Mr. Ussery. Dr. Flatt’s biographical and other information required by 17 CFR § 229.401(b) and (e) is contained in the Company’s 2025 Proxy Statement filed with the SEC on March 28, 2025 and is incorporated herein by this reference. Dr. Flatt has no family relationship with any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer. He has no transactions with related persons that require disclosure pursuant to 17 C.F.R. § 229.404(a). The Company does not currently have employment agreements with its executive officers and no change to the compensation of Dr. Flatt has been approved at this time.

Timothy J. Shelly, SVP Operations, will assume the role of principal operating officer, effective immediately following the retirement of Mr. Ussery. Mr. Shelly’s title will remain the same. He has served as SVP, Operations since August 2024 after serving as Regional Vice President for the Company’s Metro Nashville Region since 2014. Mr. Shelly’s biographical and other information required by 17 CFR § 229.401(b) and (e) is contained in the Company’s 2025 Proxy Statement filed with the SEC on March 28, 2025 and is incorporated herein by this reference. He has no family relationship with any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer. Mr. Shelly has no transactions with related persons that require disclosure pursuant to 17 C.F.R. § 229.404(a). The Company does not currently have employment agreements with its executive officers and no change to the compensation of Mr. Shelly has been approved at this time.

Item 7.01 Regulation FD Disclosure

On November 12, 2025, NHC issued a press release announcing the election of a new director described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-k.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit
99.1	Press Release Dated November 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     November 12, 2025

NATIONAL HEALTHCARE CORPORATION

By:	/s/Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	CEO